                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                       [X]
Filed by a Party other than the Registrant    [_]

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 14a-11 or (S) 240.14a-12.


                                  P-COM, INC.
________________________________________________________________________________
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box)

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.  Title of each class of securities to which transaction applies.

________________________________________________________________________________

2.  Aggregate number of securities to which transaction applies.

________________________________________________________________________________


3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount of which the filing fee is calculated and state how it was determined):

________________________________________________________________________________


4.  Proposed maximum aggregate value of transaction:

________________________________________________________________________________


5.  Total fee paid:

________________________________________________________________________________


[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

6.  Amount previously paid:

________________________________________________________________________________


7.  Form, Schedule or Registration Statement No.:

________________________________________________________________________________


8.  Filing Party:

________________________________________________________________________________


9.  Date filed:

________________________________________________________________________________

                                [LOGO OF P-COM]
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 30, 2000

TO THE STOCKHOLDERS OF P-COM, INC.:

  NOTICE IS HEREBY GIVEN that the "1999" Annual Meeting of Stockholders of P-Com, Inc., a Delaware corporation (the "Company"), will be held on November 30, 2000 at 9:30 a.m., Pacific Standard Time at the Los Gatos Lodge, 50 Los Gatos/Saratoga Rd., Los Gatos, California 95032, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

  1. To elect 2 directors to serve for "three-year" terms ending upon the 2002 annual meeting of stockholders, or until their successors are duly elected; and

  2. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

  Only stockholders of record at the close of business on October 16, 2000 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

  All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                          /s/ George P. Roberts
                                          _____________________________________
                                          George P. Roberts
                                          Chief Executive Officer and
                                          Chairman of the Board of Directors
Campbell, California
October 30, 2000

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                  P-COM, INC.

                        3175 South Winchester Boulevard
                          Campbell, California 95008

                                PROXY STATEMENT
                 FOR THE "1999" ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 30, 2000

General

  The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of P-Com, Inc., a Delaware corporation (the "Company"), for use at the "1999" Annual Meeting of Stockholders to be held on November 30, Los Gatos Lodge, 50 Los Gatos/Saratoga Rd., Los Gatos, California 95032. These proxy solicitation materials were mailed on or about October 30, 2000, to all stockholders entitled to vote at the Annual Meeting.

Voting

  The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On October 16, 2000, which is the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 80,373,358 shares of the Company's common stock, par value $0.0001 ("Common Stock"), were issued and outstanding, and no shares of the Company's Series A Preferred Stock, par value $0.0001, were issued and outstanding. Each common stockholder is entitled to one vote for each share of Common Stock held by such stockholder on October 16, 2000. Stockholders may not cumulate votes in the election of directors.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Directors are elected by a plurality vote. All other proposals will be decided by an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on such matter. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Proxies

  If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such director is withheld. In addition, the proxy solicited by the Board of Directors for the "1999" Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Chief Financial Officer of the Company at the Company's principal executive offices at 3175 South Winchester Boulevard, Campbell, California 95008, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

  The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

  Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received no later than March 1, 2001 in order that they may be included in the proxy statement and form of proxy relating to that meeting. We anticipate that such meeting will be held in June 2001. It is too late to submit proposals for inclusion in the proxy statement for the 2000 Annual Meeting of Stockholders.

                             ELECTION OF DIRECTORS

General

  The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms. Each class consists, as nearly as possible, of one-third of the total number of directors. The Board currently consists of five persons. The class whose term of office expires at the "1999" Annual Meeting currently consists of two directors. The directors elected to this class will serve for a term of three years, expiring at the 2003 annual meeting of stockholders or until their successors have been duly elected. Both of the nominees listed below currently are directors of the Company.

  Each nominee for election has agreed to serve if elected, and management has no reason to believe that such nominee will be unavailable to serve. If either nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Nominees for Term Ending Upon the 2002 Annual Meeting of Stockholders

  George P. Roberts, 67, is a founder of the Company and has served as Chief Executive Officer and a Director since October 1991. From October 1991 to December 1996, Mr. Roberts served as President of the Company. Since September 1993, he has also served as Chairman of the Board of Directors.

  Brian T. Josling, 58, is a co-founder of Aval Communications Inc., a company that designs and manufactures products for wireless telecommunications networks, where he has served as the Chairman of the Board of Directors and Chief Technology Officer since 1994.

Continuing Directors for Term Ending Upon the 2000 Annual Meeting of
Stockholders

  John A. Hawkins, 39, has served as a Director of the Company since September 1991. Since August 1995, Mr. Hawkins has been a General Partner of Generation Capital Partners, L.P., a private equity firm. Mr. Hawkins serves as a director of PixTech, Inc., a manufacturer of flat panel displays.

  James J. Sobczak, 58, has served as a Director of the Company since April 1997. Mr. Sobczak has also served as the President and Chief Operating Officer of the Company since September 1999. Since 1991, Mr. Sobczak has been the President of Telecommunications Education and Research Network, Inc., a corporation providing research and education services to universities offering degrees in telecommunications. Additionally, since 1993, Mr. Sobczak has taught graduate courses in telecommunications at the University of Pittsburgh and, from 1993 to 1995, was a lecturer in the Carnegie-Mellon University executive education program.

Continuing Director for Term Ending Upon the 2001 Annual Meeting of
Stockholders

  M. Bernard Puckett, 54, has served as a Director of the Company since May 1994. Since January 1996, Mr. Pukett has been a private investor. From June 1995 to January 1996, he was President and Chief Executive Officer of Mobile Telecommunication Technologies Corp. ("Mtel"), a telecommunications corporation. Mr. Puckett currently serves as a director of Nielson Media Research, Inc. (formerly known as Cognizant Corp.), R.R. Donnelley & Sons Co. and Software.com, Inc.

Board Committees and Meetings

  The Board of Directors held 15 meetings and acted by unanimous written consent 6 times during the fiscal year ended December 31, 1998 (the "1998 Fiscal Year"). The Board of Directors held 10 meetings and acted by unanimous written consent 18 times during the fiscal year ended December 31, 1999 (the "1999 Fiscal Year"). The Board of Directors has an Audit Committee and a Compensation Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 1998 Fiscal Year. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 1999 Fiscal Year.

  The Compensation Committee currently consists of two directors, Mr. Josling and Mr. Hawkins, and is primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee also has the authority to administer the Company's Employee Stock Purchase Plan and the Company's 1995 Stock Option/Stock Issuance Plan and to make option grants thereunder. The Compensation Committee acted by unanimous written consent 22 times during the 1998 Fiscal Year. The Compensation Committee met 1 time and acted by unanimous written consent 8 times during the 1999 Fiscal Year.

  The Audit Committee currently consists of two directors, Mr. Josling and Mr. Puckett, each of whom is independent (as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards), and is primarily responsible for approving the services performed by the Company's independent auditors and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee held 4 meetings during the 1998 Fiscal Year. The Audit Committee held 4 meetings during the 1999 Fiscal Year. The Board of Directors has adopted a charter for the Audit Committee; the charter is attached as an appendix to this proxy statement.

Audit Committee Statement

  "The Audit Committee has reviewed and discussed the Company's audited financial statements for the years ended December 31, 1998 and 1999. The Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU (S) 380). The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent accountants the independent accountants' independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's 1998 and 1999 Annual Reports on Form 10-K, respectively, for filing with the SEC."

                                          M. Bernard Puckett
                                          Brian T. Josling

Director Compensation

  Board members who are employees of the Company do not receive cash compensation for their services as directors.

  Under the Automatic Option Grant Program contained in the Company's 1995 Stock Option/Stock Issuance Plan (the "1995 Plan"), each individual who first joins the Board as a non-employee director any time after February 1, 1996 will receive, at the time of such initial election or appointment, an automatic option grant, to purchase 40,000 shares of Common Stock, provided such person has not previously been in the Company's employ. Mr. Josling received such an automatic grant, with an exercise price of $4.438 per share, on September 1, 1999. In addition, on the date of each annual stockholders meeting, each individual who continues to serve as a non-employee Board member, whether or not such individual is standing for re-election at that particular Annual Meeting, will be granted an option to purchase 4,000 shares of Common Stock, provided such individual has not received an option grant under the Automatic Option Grant Program within the preceding six months.

  Each grant under the Automatic Option Grant Program will have an exercise price per share equal to the fair market value per share of the Company's Common Stock on the grant date, and will have a maximum term of 10 years, subject to earlier termination at the end of the 12 month period measured from the date of the optionee's cessation of Board service. Each option will be immediately exercisable for all of the option shares. However, any shares purchased under the initial 40,000-share option grant made to a newly elected or appointed non-employee Board member will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares subject to such initial grant will vest in a series of 8 successive equal quarterly installments upon the optionee's completion of each successive 3-month period of Board service over the 24-month period measured from the grant date.

  Each automatic option will remain exercisable for a twelve month period following the optionee's cessation of service as a Board member. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable post-service exercise period, the option may not be exercised for more than the number of option shares (if any) in which the Board member is vested at the time of his or her cessation of Board service.

  The shares subject to each automatic option grant will immediately vest upon
(i) the optionee's death or permanent disability while a Board member, (ii) an acquisition of the Company by merger or asset sale, (iii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or (iv) a change in the majority of the Board effected through one or more proxy contests for Board membership.

  Upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock, each outstanding automatic option grant may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (a) the highest price per share of Common Stock paid in connection with such tender offer over
(b) the exercise price payable for such share.

  On May 18, 1998, the date of the 1998 Annual Stockholders Meeting, each of the then non-employee Board members, Messrs. Hawkins, Puckett and Sobczak (and Mr. Gill Cogan), received an automatic option grant to purchase 4,000 shares of Common Stock. The exercise price per share in effect under each such option was $19.25, the fair market value per share of Common Stock on the grant date. Each of the options was immediately exercisable for all the option shares, but any shares purchased under the option would be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares subject to each option grant were to vest in a series of 8 successive equal quarterly installments upon the optionee's completion of each successive 3-month period of Board service over the 24-month period measured from the grant date.

  On July 31, 1998, each of the option grants made under the Automatic Grant Program on May 18, 1998 with an exercise price of $19.25 per share was cancelled, and a new option for 4,000 shares was granted to each of the four non-employee Board members with an exercise price of $5.8125 per share, the fair market value per share of Common Stock on the grant date of the new option. A similar cancellation/regrant program was made available to all Company employees, other than the then executive officers. Each of the new options is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares subject to each new option will vest in a series of 8 successive equal quarterly installments upon the optionee's completion of each successive 3-month period of Board service over the 24-month period measured from the July 31, 1998 grant date.

Recommendation of the Board of Directors

  The Board of Directors unanimously recommends that the stockholders vote FOR the election of the nominees listed above.

                                 OTHER MATTERS

  The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                            OWNERSHIP OF SECURITIES

  The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of September 30, 2000, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director of the Company, (iii) the five persons serving as executive officers of the Company on December 31, 1999 who were the most highly compensated by the Company in 1999, (iv) two additional persons (Messrs. Antoniucci and Sophie) who were executive officers at some times during 1999 but not on December 31, 1999, and whose cash compensation would have placed them among the five most highly-compensated executive officers for 1999, and (v) all current directors and executive officers as a group. Each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                                   Percentage
                                                        Shares     of Shares
                                                     Beneficially Beneficially
                  Beneficial Owner                    Owned (#)     Owned(1)
                  ----------------                   ------------ ------------
State of Wisconsin Investment Board.................  14,199,300      17.7
 P.O. Box 7842
 Madison, WI 53707

Firsthand Capital Management, Inc. .................  10,981,800      13.7
 101 Park Center Plaza, Ste. 1300
 San Jose, CA 95113

George P. Roberts(2)................................   1,322,405       1.7
Pier G. Antoniucci..................................      29,947        *
Paul T. Obert(3)....................................      42,294        *
Sunil B. Poduval....................................       8,800        *
Michael J. Sophie...................................         -0-        *
Robert E. Collins(4)................................      61,979        *
John R. Wood(5).....................................     132,176        *
John A. Hawkins(6)..................................      30,000        *
Brian T. Josling(7).................................      20,000        *
M. Bernard Puckett(8)...............................      81,332        *
James J. Sobczak9)..................................     126,909        *
All current directors and executive officers as a
 group (9 persons)(10)..............................   1,825,895       2.3

--------
 *  Less than one percent of the outstanding Common Stock

 (1) Percentage of ownership is based on 80,357,688 shares of Common Stock outstanding on September 30, 2000. Shares of Common Stock subject to stock options that are currently exercisable or will become exercisable within 60 days after September 30, 2000 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

 (2) Includes 1,138,330 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after September 30, 2000.

 (3) Includes 44,402 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after September 30, 2000.

 (4) Includes 19,271 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after September 30, 2000.

 (5) Includes 88,958 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after September 30, 2000.

 (6) Includes 30,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after September 30, 2000.

 (7) Includes 20,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after September 30, 2000.

 (8) Includes 61,332 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after September 30, 2000.

 (9) Includes 137,750 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after September 30, 2000.

(10) Includes 1,528,726 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after September 30, 2000.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

  The following table provides certain information summarizing the compensation earned by (i) the Company's Chief Executive Officer and (ii) each of the Company's other four executive officers whose salary and bonus for the fiscal year ended December 31, 1998 (the "1998 Fiscal Year") was in excess of $100,000 (collectively, the "1998 Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries for each of the three fiscal years ending in 1998. No other executive officer who would otherwise have been included in such table on the basis of salary and bonus earned for the 1998 Fiscal Year resigned or terminated employment during that fiscal year. Messrs. Antoniucci, Sophie and Bean are no longer employed by the Company.

                        1998 SUMMARY COMPENSATION TABLE

                                                                    Number of
                                                                    Securities
                                                                   ------------
                                          Annual Compensation       Long-Term
                                      ---------------------------- Compensation
Name and Principal Position           Year Salary ($)(1) Bonus ($)    Awards
---------------------------           ---- ------------- --------- ------------
George P. Roberts.................... 1998    366,600           0    450,000
 Chief Executive Officer              1997    330,069     358,000    300,000
 and Chairman of the Board of
  Directors                           1996    250,000     162,500    570,000

Pier G. Antoniucci................... 1998    270,855           0    200,000
 Former President and                 1997    244,962     165,000    200,000
 Chief Operating Officer              1996    165,769      81,900    300,000

Michael J. Sophie.................... 1998    195,000           0    200,000
 Former Chief Financial Officer,      1997    175,673     109,000    150,000
 Vice President, Finance and
  Administration                      1996    117,308      48,750    220,000

John R. Wood......................... 1998    141,278           0     45,000
 Senior Vice President,               1997    147,421      28,980     10,000
 Technology                           1996    138,000      44,850     10,000

Kenneth E. Bean, II.................. 1998    107,250           0     90,000
 Former Senior Vice President,        1997    109,462      25,000     60,000
 Quality Assurance                    1996     93,000      30,225          0

--------
(1) Includes amounts deferred under the Company's 401(k) Plan.

  The following table provides certain information summarizing the compensation earned by (i) the five persons serving as executive officers of the Company on December 31, 1999 who were the most highly compensated by the Company in 1999, and (ii) two additional persons (Messrs. Antoniucci and Sophie) who were executive officers at some times during 1999 but not on December 31, 1999, and whose cash compensation would have placed them among the five most highly-compensated executive officers for 1999, for the 1999 Fiscal Year (collectively, the "1999 Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries for each of the last three fiscal years. Messrs. Antoniucci, Poduval, Sophie, Obert and Collins are no longer employed by the Company.

                        1999 SUMMARY COMPENSATION TABLE

                                                                    Number of
                                                                    Securities
                                                                   ------------
                                             Annual Compensation    Long-Term
                                           ----------------------- Compensation
     Name and Principal Position      Year Salary ($)(1) Bonus ($)    Awards
     ---------------------------      ---- ------------- --------- ------------
George P. Roberts.................... 1999    376,000           0          0
 Chief Executive Officer and          1998    366,600           0    450,000
 Chairman of the Board of Directors   1997    330,069     358,000    300,000

Pier G. Antoniucci................... 1999    270,000           0          0
 Former President and Chief Operating
  Officer                             1998    270,855           0    200,000
                                      1997    244,962     165,000    200,000

Paul T. Obert........................ 1999    204,123           0     30,000
 Senior Vice President                1998    165,360      46,000     60,000
 No./So. America, Asia                1997     18,462           0     35,000

Sunil B. Poduval..................... 1999    161,250     165,000     75,000
 Vice President European Operations   1998    140,488           0     91,500
                                      1997    113,429           0     40,000

Michael J. Sophie.................... 1999    143,077           0          0
 Former Chief Financial Officer and
  Former                              1998    195,000           0    200,000
 Vice President, Finance and
  Administration                      1997    175,673     109,000    150,000

Robert E. Collins.................... 1999    142,308           0    175,000
 Former Chief Financial Officer and
  Former
 Vice President, Finance and
  Administration

John R. Wood......................... 1999    144,900           0     20,000
 Senior Vice President, Technology    1998    141,278           0     45,000
                                      1997    147,421      28,980     10,000

--------
(1) Includes amounts deferred under the Company's 401(k) Plan.

Option Grants in 1998 Fiscal Year

  The following table contains information concerning the stock option grants made to each of the 1998 Named Executive Officers for the 1998 Fiscal Year. No stock appreciation rights were granted to these individuals during such fiscal year.

                                              Individual Grant
                         -------------------------------------------------------------
                                                                         Potential
                                                                     Realizable Value
                                                                     at Assumed Annual
                         Number of    % of Total                      Rates of Stock
                         Securities    Options                             Price
                         Underlying   Granted to                     Appreciation for
                          Options     Employees  Exercise             Option Term(1)
                          Granted     in Fiscal   Price   Expiration -----------------
Name                        (#)          Year     ($/Sh)     Date    5% ($)   10% ($)
----                     ----------   ---------- -------- ---------- ------- ---------
George P. Roberts ......  450,000(2)     7.11      3.00    09/17/08  849,007 2,151,552

Pier G. Antoniucci......  200,000(2)     3.11      3.00    09/17/08  377,337   956,246

Michael J. Sophie.......  200,000(2)     3.11      3.00    09/17/08  377,337   956,246

John R. Wood............   45,000(2)      .71      3.00    09/17/08   84,900   215,155

Kenneth E. Bean, II.....   90,000(2)     1.42      3.00    09/17/08  169,801   430,311

--------
(1) There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(2) Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the option exercise price paid per share, should the individual cease service with the Company prior to vesting in those shares. 25% of the option shares will vest upon the optionee's continuation in service through one year following the grant date and the balance of the shares will vest in 36 successive equal monthly installments upon the optionee's completion of each of the next 36 months of service thereafter. The shares subject to the option will immediately vest in full should (i) the Company be acquired by merger or asset sale in which the option is not assumed or replaced by the acquiring entity or
    (ii) the optionee's employment be involuntarily terminated within 18 months after certain changes in control or ownership of the Company. The grant date for all of these options to purchase shares of the Company's Common Stock was September 18, 1998.

Option Grants in 1999 Fiscal Year

  The following table contains information concerning the stock option grants made to each of the 1999 Named Executive Officers for the 1999 Fiscal Year. No stock appreciation rights were granted to these individuals during such fiscal year.

                                                                             Potential
                                                                         Realizable Value
                                                                         at Assumed Annual
                                                                          Rates of Stock
                                      % of Total                               Price
                          Number of    Options                           Appreciation for
                         Securities   Granted to    Individual Grant      Option Term(1)
                         Underlying   Employees  ----------------------- -----------------
                           Options    in Fiscal    Exercise   Expiration
                         Granted (#)     Year    Price ($/Sh)    Date    5% ($)   10% ($)
                         -----------  ---------- ------------ ---------- ------- ---------
John R. Wood ...........    20,000(2)    1.32        3.97      08/17/09   48,914   126,498

Robert E. Collins.......    19,161(2)    1.32        5.22      04/19/09   62,887   159,369
                           155,839(2)   10.72        5.22      04/19/09  511,470 1,296,166

Paul T. Obert...........    30,000(2)    2.12        3.97      08/17/09   74,882   189,767

Sunil B. Poduval........    75,000(2)    5.31        3.97      08/17/09  187,206   474,417

--------
(1) There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10%
   levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(2) Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the option exercise price paid per share, should the individual cease service with the Company prior to vesting in those shares. Twenty-five percent (25%) of the option shares will vest upon the optionee's continuation in service through one year following the grant date and the balance of the shares will vest in 36 successive equal monthly installments upon the optionee's completion of each of the next 36 months of service thereafter. The shares subject to the option will immediately vest in full should (i) the Company be acquired by merger or asset sale in which the option is not assumed or replaced by the acquiring entity or (ii) the optionee's employment be involuntarily terminated within 18 months after certain changes in control or ownership of the Company.

1998 Aggregated Option Exercises and 1998 Fiscal Year-End Values

  The table below sets forth certain information with respect to the Company's Chief Executive Officer and the other 1998 Named Executive Officers concerning the exercise of options during the 1998 Fiscal Year and unexercised options held by such individuals as of the end of such fiscal year. No SARs were exercised during the 1998 Fiscal Year, nor were any SARs outstanding at the end of such fiscal year.

                                                     Number of Securities
                                      Aggregate     Underlying Unexercised     Value of Unexercised in-the-Money
                            Shares      Value       Options at FY-End (#)            Options at FY-End(1)
                         Acquired on  Realized  ------------------------------ ---------------------------------
                         Exercise (#)  ($)(2)   Exerciseable (3) Unexercisable Exercisable ($) Unexercisable ($)
                         ------------ --------- ---------------- ------------- --------------- -----------------
George P. Roberts ......    60,000    1,136,250     521,039         892,293        927,764         2,683,488
Pier G. Antoniucci......   120,000    1,647,344     151,540         478,128         75,558         1,212,711
Michael J. Sophie.......    79,759      763,590      82,588         405,212         40,896         1,216,902
John R. Wood ...........    53,332    1,075,240      45,415          59,585        146,693           280,030
Kenneth E. Bean, II.....     8,194       92,504      36,388         138,544         21,620           538,739

--------

(1) Based on the fair market value of the option shares at the 1998 Fiscal Year-end ($3.984 per share based on the closing selling price on the Nasdaq National Market as of December 31, 1998) less the exercise price.

(2) Based on the fair market value of the shares on the exercise date less the exercise price paid for those shares.

(3) The exercisable options are immediately exercisable for all the option shares. However, any shares purchased under the options are subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in such shares. As of December 31, 1998, the following number of shares were unvested: Mr. Roberts--892,293 shares; Mr. Antoniucci--478,128 shares; Mr. Bean--138,544 shares; Mr. Sophie--405,212 shares; and Mr. Wood--59,585 shares.

1999 Aggregated Option Exercises and 1999 Fiscal Year-End Values

  The table below sets forth certain information with respect to the Company's Chief Executive Officer and the other 1999 Named Executive Officers concerning the exercise of options during 1999 and unexercised options held by such individuals as of the end of such fiscal year. No SARs were exercised during 1999 nor were any SARs outstanding at the end of such fiscal year.

                                                     Number of Securities
                                      Aggregate     Underlying Unexercised     Value of Unexercised in-the-Money
                            Shares      Value       Options at FY-End (#)            Options at FY-End(1)
                         Acquired on  Realized  ------------------------------ ---------------------------------
                         Exercise (#)  ($)(2)   Exerciseable (3) Unexercisable Exercisable ($) Unexercisable ($)
                         ------------ --------- ---------------- ------------- --------------- -----------------
George P. Roberts.......         0           0      869,164         544,168       1,795,644        1,815,609
Pier G. Antoniucci......    84,744     258,993            0               0               0                0
Paul T. Obert...........         0           0       22,395          67,605          89,857          308,577
Sunil B. Poduval........    39,750     138,106        5,344         128,542          10,460          624,592
Michael J. Sophie.......    54,639     151,212      161,879               0          76,597                0
John R. Wood............         0           0       68,644          56,356         245,928          278,292
Robert E. Collins.......         0           0            0         175,000               0          634,384

--------
(1) Based on the fair market value of the option shares at the 1999 Fiscal Year-end ($8.844 per share based on the closing selling price on the Nasdaq National Market as of December 31, 1999) less the exercise price.

(2) Based on the fair market value of the shares on the exercise date less the exercise price paid for those shares.

(3) The exercisable options are immediately exercisable for all the option shares. However, any shares purchased under the options are subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in such shares. As of December 31, 1999, the following number of shares were unvested: Mr. Roberts--544,168 shares; Mr. Wood--56,356 shares; Mr. Collins--175,000 shares; Mr. Bean--114,793; Mr. Poduval--128,542; Mr. Obert--67,605.

Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements

  The Compensation Committee of the Board of Directors, as Plan Administrator of the 1995 Stock Option/Stock Issuance Plan, has the authority to provide for accelerated vesting of the shares of Common Stock subject to any outstanding options held by the Chief Executive Officer and any other executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

  The Company has entered into severance agreements (the "Agreements") with George Roberts, Chairman of the Board of Directors and Chief Executive Officer, and James Sobczak, President and Chief Operating Officer (individually, the "Officer" and collectively the "Officers"), dated December 15, 1997 and September 10, 1999, respectively. Each of these Agreements provides for the following benefits should the Officer's employment terminate, either voluntarily or involuntarily, for any reason within 24 months following a Change in Control: (a) a severance payment in an amount equal to 2 times his annual rate of base salary; (b) a bonus in an amount equal to the greater of either (i) 2 times the full amount of the Officer's target bonus for the fiscal year in which the termination occurs or (ii) 2 times the full amount of his target bonus for the fiscal year in which a Change in Control occurs; (c) the shares subject to each outstanding option held by the Officer (to the extent not then otherwise fully vested) will automatically vest so that each such option will become immediately exercisable for all the option shares as fully-vested shares (notwithstanding anything in this Proxy Statement to the contrary); and (d) the Company will, at its own expense, provide (i) Mr. Sobczak and his dependents with continued health care coverage for a period of up to 24 months following his termination of employment, and (ii) Mr. Roberts and his dependents with continued health care coverage for life. A Change in Control will be deemed to occur under the Agreements upon: (a) a merger or consolidation in which securities possessing 50% or more of the total combined voting power of the Company's outstanding securities are transferred to person or persons different from the persons holding those securities immediately prior to such transaction, (b) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company; (c) a hostile take-over of the Company, whether effected through a tender offer for more than 25% of the Company's outstanding voting securities or a change in the majority of the Board by one or more contested elections for Board membership; or (d) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than 30% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders. In addition, each Officer will be entitled to a full tax gross-up to the extent one or more of the severance benefits provided under his Agreement are deemed to constitute excess parachute payments under the federal income tax laws.

  In addition, the Company entered into a separation agreement with Robert Collins, Former Chief Financial Officer/Vice President of Finance and Administration, calling for continuation of his salary ($200,000 per annum) from August 29, 2000 through August 14, 2001. The Company also agreed to pay the required premium for COBRA fringe benefits coverage for Mr. Collins and his eligible dependents for the same period (or, if sooner, until he commences new employment with equivalent or better benefits coverage). In addition, Mr. Collins will vest, over the same period, in 43,750 of his stock options which were unvested at the date his employment terminated.

  The Company does not have any existing agreements with the Chief Executive Officer or any other 1998 or 1999 Named Executive Officer that establish a specific term of employment for them, and their employment may accordingly be terminated at any time at the discretion of the Board of Directors. The Compensation Committee of the Board of Directors has the authority as Plan Administrator of the 1995 Plan to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Company's executive officers, whether granted under that plan or any predecessor plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following certain changes in control or ownership of the Company.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee of the Company's Board of Directors currently consists of Mr. Josling and Mr. Hawkins. Neither of these individuals was an officer or employee of the Company at any time during the 1998 or 1999 Fiscal Year or at any other time.

  No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                    REPORT OF THE COMPENSATION COMMITTEE OF
             THE BOARD OF DIRECTORS ON 1998 EXECUTIVE COMPENSATION

  "The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers. The Committee also has the exclusive responsibility for the administration of the Company's 1995 Stock Option/Stock Issuance Plan, under which grants may be made to executive officers and other key employees of the Company.

Compensation Philosophy

  Since the initial public offering of the Company's Common Stock in March 1995, it has been the Committee's policy and objective to provide the Company's executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company, the enhancement of corporate and stockholder values, the market levels of compensation in effect at companies with which the Company competes for executive talent and the personal performance of such individuals. The primary factors that the Committee considered in establishing the compensation levels of the executive officers for the 1998 fiscal year are summarized below. The Committee may, however, in its discretion, apply different factors in setting executive compensation for future fiscal years.

  It is the Committee's current objective to have a significant portion of each officer's compensation contingent upon the Company's performance as well as upon the officer's own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary that reflects individual performance and is designed primarily to be competitive with salary levels in effect at a select group of companies with which the Company competes for executive talent, (ii) annual performance awards payable in cash and based upon the Company's financial performance and the market performance of the Company's common stock and (iii) long-term equity incentive awards with overlapping vesting schedules that strengthen the mutuality of interests between the executive officers and the Company's stockholders while fostering retention of existing personnel.

  The Committee recognizes that the highly-specialized industry sector in which the Company operates is both extremely competitive and globally-challenging, with the result that there is substantial demand for high-caliber, seasoned executives with a high level of industry-specific knowledge and industry contacts, especially overseas contacts. It is crucial that the Company reward and be assured of retaining the executive personnel essential to the attainment of the Company's performance goals. For these reasons, the Committee believes the Company's executive compensation arrangements must remain competitive with those offered by other companies of similar magnitude, complexity and performance records (the "peer group") in order to provide adequate incentive to the Company's executive officers to continue to provide services to the Company.

Cash Compensation

  A key objective of the Company's current executive compensation program is to position its key executives to earn annual cash compensation (base salary plus bonus) equaling or exceeding that which the executive would earn at other peer group companies. During 1998, the Committee reviewed and relied on technology industry compensation surveys in its assessment of appropriate compensation levels.

  The Fiscal Year 1998 base salaries for the named executive officers are based upon a number of factors, including, without limitation, each executive's performance and contribution to overall Company performance and the levels of base salary in effect for comparable positions with the peer group companies. Base salary decisions are made as part of a formal review process. Generally, the base salaries of the Company's executive officers for the 1998 fiscal year ranged from the 10th percentile to the 75th percentile of the salaries surveyed for comparable positions at the peer group companies. In defining "peer group companies," the Company considered companies with revenues between $100 million and $200 million. In 1998, the Company was, and at the beginning of 1999, the Company expected to be in 1999, in the range from $200 million to $500 million in revenues. In comparison to other companies in the $200 million to $500 million range, the base salaries for the Company's executive officers as of the beginning of the 1999 fiscal year ranged from the 10th percentile to the 50th percentile. This should not be construed as a prediction that the Company's 1999 revenues will exceed $200 million.

  For purposes of the stock price performance graph that appears later in this Proxy Statement, the Company has selected the Standard & Poor's Communications Equipment Manufacturers Index as the industry index. Several of the companies included in that index were also among the companies that the Committee surveyed as part of the peer group for comparative compensation purposes. However, in selecting companies to survey for such compensation purposes, the Committee focused primarily on whether those companies were actually competitive with the Company in seeking executive talent and whether those companies had a management style and corporate culture and annual revenues similar to the Company's. For this reason, the number of companies surveyed for compensation data was substantially less than the number of companies included in the Standard & Poor's Communications Equipment Manufacturers Index.

  The annual incentive compensation provided to the Company's executive officers is in the form of cash bonuses based on the Committee's assessment of the Company's financial performance for the year and the individual officer's contribution to that performance. For the 1998 fiscal year, the Committee determined not to award any cash bonus to the executive officers.

Stock Options

  Equity incentives are provided primarily through stock option grants under the 1995 Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). The shares subject to each option generally vest in installments over a two-to-four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the applicable vesting period, and then only if the market price of the underlying shares appreciates over the option term.

  The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Committee will also take into account the executive officer's existing holdings of the Company's Common Stock and the number of vested and unvested options held by that individual in order to maintain an appropriate level of equity incentive. However, the Committee does not intend to adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

Chief Executive Officer Performance and Compensation

  In setting the base salary for Mr. Roberts for the 1998 fiscal year, the Committee sought to achieve two objectives: (i) make his base salary competitive with the base salaries paid to the chief executive officers of the same peer group of companies that the Committee surveyed for comparative compensation purposes for all other executive officers of the Company and (ii) make a significant percentage of his total compensation package contingent upon Company performance. For the 1998 fiscal year, the base salary of Mr. Roberts was set at the 75th percentile of the base salary levels in effect for those other chief executive officers. In comparison to companies in the range from $200 million to $500 million in revenues, Mr. Roberts' base salary was at the 50th percentile of the base salary levels for those chief executive officers. As indicated above, the Committee decided not to award any cash bonus to Mr. Roberts or any other executive officer for the 1998 fiscal year.

  However, the Committee did grant Mr. Roberts options to purchase an additional 450,000 shares of the Company's Common Stock during the 1998 fiscal year. The options have an exercise price equal to the fair market value of the underlying shares on the grant date, and those shares will vest in a series of installments over his continued period of employment with the Company and are accordingly designed to serve as a meaningful incentive for him to remain in the Company's employ and to further align his interests with those of the stockholders. Accordingly, the options will have value only if Mr. Roberts remains in the Company's employ and then only if the market price of the underlying securities appreciates over the option term.

  It is the Committee's view that the total compensation package provided Mr. Roberts for the 1998 fiscal year is competitive with the typical compensation packages awarded to chief executive officers in the Company's peer group.

Compliance with Internal Revenue Code Section 162(m)

   Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers for the 1998 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal 1999 will exceed that limit. Options granted under the Company's 1995 Plan are structured so that any compensation deemed paid to an executive officer in connection with the exercise of those options will qualify as performance-based compensation that will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

  It is the opinion of the Compensation Committee that the executive compensation policies and programs in effect for the Company's executive officers provide an appropriate level of total remuneration that properly aligns the Company's performance and the interests of the Company's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term."

                                          Brian T. Josling
                                          Member, Compensation Committee

                                          John A. Hawkins
                                          Member, Compensation Committee

                    REPORT OF THE COMPENSATION COMMITTEE OF
             THE BOARD OF DIRECTORS ON 1999 EXECUTIVE COMPENSATION

  "The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers. The Committee also has the exclusive responsibility for the administration of the Company's 1995 Stock Option/Stock Issuance Plan, under which grants may be made to executive officers and other key employees of the Company.

Compensation Philosophy

  Since the initial public offering of the Company's Common Stock in March 1995, it has been the Committee's policy and objective to provide the Company's executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company, the enhancement of corporate and stockholder values, the market levels of compensation in effect at companies with which the Company competes for executive talent and the personal performance of such individuals. The primary factors that the Committee considered in establishing the compensation levels of the executive officers for the 1999 fiscal year are summarized below. The Committee may, however, in its discretion, apply different factors in setting executive compensation for future fiscal years.

  It is the Committee's current objective to have a significant portion of each officer's compensation contingent upon the Company's performance as well as upon the officer's own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary that reflects individual performance and is designed primarily to be competitive with salary levels in effect at a select group of companies with which the Company competes for executive talent, (ii) annual performance awards payable in cash and based upon the Company's financial performance and the market performance of the Company's common stock and (iii) long-term equity incentive awards with overlapping vesting schedules that strengthen the mutuality of interests between the executive officers and the Company's stockholders while fostering retention of existing personnel.

  The Committee recognizes that the highly-specialized industry sector in which the Company operates is both extremely competitive and globally-challenging, with the result that there is substantial demand for high-caliber, seasoned executives with a high level of industry-specific knowledge and industry contacts, especially overseas contacts. It is crucial that the Company reward and be assured of retaining the executive personnel essential to the attainment of the Company's performance goals. For these reasons, the Committee believes the Company's executive compensation arrangements must remain competitive with those offered by other companies of similar magnitude, complexity and performance records (the "peer group") in order to provide adequate incentive to the Company's executive officers to continue to provide services to the Company.

Cash Compensation

  A key objective of the Company's current executive compensation program is to position its key executives to earn annual cash compensation (base salary plus bonus) equaling or exceeding that which the executive would earn at other peer group companies. During 1999, the Committee reviewed and relied on technology industry compensation surveys in its assessment of appropriate compensation levels.

  The Fiscal Year 1999 base salaries for the named executive officers are based upon a number of factors, including, without limitation, each executive's performance and contribution to overall Company performance and the levels of base salary in effect for comparable positions with the peer group companies. Base salary decisions are made as part of a formal review process. Generally, the base salaries of the Company's executive officers for the 1999 fiscal year ranged from the 10th percentile to the 75th percentile of the salaries surveyed for comparable positions at the peer group companies. In defining "peer group companies," the Company considered companies with revenues between $100 million and $200 million. In 1999, the Company was, and at the beginning of 2000, the Company expected to be in 2000, in the range from $200 million to $500 million in revenues. In comparison to other companies in the $200 million to $500 million range, the base salaries for the Company's executive officers as of the beginning of the 2000 fiscal year ranged from the 10th percentile to the 50th percentile. This should not be construed as a prediction that the Company's 2000 revenues will exceed $200 million.

  For purposes of the stock price performance graph that appears later in this Proxy Statement, the Company has selected the Standard & Poor's Communications Equipment Manufacturers Index as the industry index. Several of the companies included in that index were also among the companies that the Committee surveyed as part of the peer group for comparative compensation purposes. However, in selecting companies to survey for such compensation purposes, the Committee focused primarily on whether those companies were actually competitive with the Company in seeking executive talent and whether those companies had a management style and corporate culture and annual revenues similar to the Company's. For this reason, the number of companies surveyed for compensation data was substantially less than the number of companies included in the Standard & Poor's Communications Equipment Manufacturers Index.

  The annual incentive compensation provided to the Company's executive officers is in the form of cash bonuses based on the Committee's assessment of the Company's financial performance for the year and the individual officer's contribution to that performance. For the 1999 fiscal year, the Committee determined not to award any cash bonus to the executive officers.

Stock Options

  Equity incentives are provided primarily through stock option grants under the 1995 Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). The shares subject to each option generally vest in installments over a two-to-four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the applicable vesting period, and then only if the market price of the underlying shares appreciates over the option term.

  The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Committee will also take into account the executive officer's existing holdings of the Company's Common Stock and the number of vested and unvested options held by that individual in order to maintain an appropriate level of equity incentive. However, the Committee does not intend to adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

Chief Executive Officer Performance and Compensation

  In setting the base salary for Mr. Roberts for the 1999 fiscal year, the Committee sought to achieve two objectives: (i) make his base salary competitive with the base salaries paid to the chief executive officers of the same peer group of companies that the Committee surveyed for comparative compensation purposes for all other executive officers of the Company and (ii) make a significant percentage of his total compensation package contingent upon Company performance. For the 1999 fiscal year, the base salary of Mr. Roberts was set at the 75th percentile of the base salary levels in effect for those other chief executive officers. In comparison to companies in the range from $200 million to $500 million in revenues, Mr. Roberts' base salary was at the 50th percentile of the base salary levels for those chief executive officers. As indicated above, the Committee decided not to award any cash bonus to Mr. Roberts or any other executive officer for the 1999 fiscal year.

  It is the Committee's view that the total compensation package provided Mr. Roberts for the 1999 fiscal year is competitive with the typical compensation packages awarded to chief executive officers in the Company's peer group.

Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers for the 1999 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal 1999 will exceed that limit. Options granted under the Company's 1995 Plan are structured so that any compensation deemed paid to an executive officer in connection with the exercise of those options will qualify as performance-based compensation that will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

  It is the opinion of the Compensation Committee that the executive compensation policies and programs in effect for the Company's executive officers provide an appropriate level of total remuneration that properly aligns the Company's performance and the interests of the Company's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term."

                                          Brian T. Josling
                                          Member, Compensation Committee

                                          John A. Hawkins
                                          Member, Compensation Committee

Stock Performance Graph

  The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Standard & Poor's 500 Index and the Standard & Poor's Communications Equipment Manufacturers Index.

                              [PERFORMANCE GRAPH]

                              S&P Communications
               S&P 500        Equipment Index        P-Com
Mar-95         500.71               91.16            4.813
Jun-95         544.75              107.58            5.906
Sep-95         584.41              124.72           11.188
Dec-95         615.93              125.77               10
Mar-96          645.5              131.43           10.063
Jun-96         670.63              151.67            15.75
Sep-96         687.31               162.1           12.375
Dec-96         740.74              166.24           14.813
Mar-97         757.12              142.65               13
Jun-97         885.14              190.87             16.5
Sep-97         947.28              212.12           23.938
Dec-97         970.43              200.74            17.25
Mar-98        1101.75              268.43               20
Jun-98        1133.84              324.71            9.156
Sep-98        1017.01               279.2            3.906
Dec-98        1229.23              427.74            3.984
Mar-99        1286.37              465.57            7.625
Jun-99        1372.71              578.61            5.234
Sep-99        1282.71              599.18                7
Dec-99        1469.25              943.56            8.844

--------
(1) The graph covers the period from March 2, 1995, the date of the Company's initial public offering of shares of its Common Stock, to December 31, 1999.

(2) The graph assumes that $100 was invested on March 2, 1995, in the Company's Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

                             CERTAIN TRANSACTIONS

  In addition to the indemnification provisions contained in the Company's Restated Certificate of Incorporation and Bylaws, the Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such director or officer against expenses (including attorneys' fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the Company (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company.

  Mr. Roberts' adult son and Mr. Antoniucci's adult daughter each held a minority interest in a private company that supplied synthesizers to the Company for use in its products. To date, the Company has purchased approximately $10.5 million of synthesizers from such supplier, including approximately $298,324 in 1999, which is down from $965,000 in 1998. Due to the fact that such supplier ceased operation in 1999, the percentage of sales from P-Com of such supplier cannot be ascertained. The terms of the Company's purchase agreement with such supplier were no less favorable to the Company than could be obtained from an unaffiliated third party supplier. The Company also purchased synthesizers from several unaffiliated entities, including Geritel S.p.A., Communication Techniques, Inc. and SPC Electronics Corp., at competitive prices approximately equal to those of such supplier. Each such adult is financially independent of his or her parent and resides at a different address from his or her parent.

  In connection with certain relocation expenses, the Company issued a promissory note in the amount of $250,000 to Mr. Sobczak. This note is interest free and payable one year after Mr. Sobczak leaves the Company. In addition, P-Com agreed to pay for certain fees and services in connection with the sale of Mr. Sobczak's home in Pennsylvania so that he may complete his relocation to California. We anticipate these fees and services to amount to approximately $55,000.

  All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, that require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Mr. Roberts did not file his Form 4 required for April 1998 until February 1999, due to an oversight. Otherwise, based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their 1998 Fiscal Year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1998 Fiscal Year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

  The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, that require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their 1999 Fiscal Year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1999 Fiscal Year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

                            INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP independent public auditors for the Company during the 1998 and 1999 Fiscal Years, to serve in the same capacity for the fiscal year ending December 31, 2000.

  A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

                                 ANNUAL REPORT

  A copy of the Annual Report of the Company for the 1998 Fiscal Year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The 1998 Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

  A copy of the Annual Report of the Company for the 1999 Fiscal Year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The 1999 Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

                                   FORM 10-K

  The Company filed an Annual Report on Form 10-K/A (for the year ended December 31, 1998) with the Securities and Exchange Commission on April 5, 2000. Stockholders may obtain a copy of this report, without charge, by writing to Mr. Leighton Stephenson, Chief Financial Officer and Vice President, Finance and Administration of the Company, at the Company's principal executive offices that are located at 3175 South Winchester Boulevard, Campbell, California 95008.

  The Company filed an Annual Report on Form 10-K/A (for the year ended December 31, 1999) with the Securities and Exchange Commission on April 24, 2000. Stockholders may obtain a copy of this report, without charge, by writing to Mr. Leighton Stephenson, Chief Financial Officer and Vice President, Finance and Administration of the Company, at the Company's principal executive offices that are located at 3175 South Winchester Boulevard, Campbell, California 95008.

                                          THE BOARD OF DIRECTORS OF P-COM,
                                           INC.

Dated: October 30, 2000

Appendix: Audit Committee Charter

                                  P-COM, INC.

                            AUDIT COMMITTEE CHARTER

I. PURPOSE

  The primary function of the Audit Committee is to assist the Board of Directors in monitoring and overseeing the (i) integrity of the financial statements of the Corporation,(ii) independence and performance of the Corporation's internal and external auditors and (iii) compliance by the Corporation with legal and regulatory requirements.

  The independent accountants' ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the shareholders. These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the independent accountants.

  The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

  The Audit Committee shall be appointed by the Board of Directors and comprised of three or more independent directors who meet the requirements of the Nasdaq Stock Market.

  All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III. MEETINGS

  The Audit Committee shall meet at least quarterly, or more frequently as circumstances dictate.

  The Audit Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants separately to discuss any matters that the Audit Committee or each of these groups believes should be discussed privately.

IV. RESPONSIBILITIES AND DUTIES

  To fulfill its responsibilities and duties the Audit Committee shall:

  1.Review this Charter at least annually and recommend any changes to the Board.

  2. Review the Corporation's annual financial statements and any other relevant reports or other financial information.

  3. Review with management and the independent accountants the Form 10-Q prior to its filing or prior to the release of earnings. The Chairperson of the Audit Committee may represent the entire Audit Committee for purposes of this review.

  4. Review the regular internal financial reports prepared by management and any internal auditing department.

  5. Recommend to the Board of Directors the selection of the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the independent accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

   6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

   7. Following completion of the annual audit, review separately with the independent accountants, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

   8. Based on the review and discussions referred to in section IV.2 and IV.5, the Audit Committee shall determine whether to recommend to the Board that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

   9. Establish regular systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of the work or access to required information.

  10. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

  11. Review with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

  12 Report.through its Chairperson to the Board following meetings of the Audit Committee.

  13. Maintain minutes or other records of meetings and activities of the Audit Committee.

  14. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate

                                                                      4940-PF-99

                                  P-COM, INC.
                                     PROXY
                     "1999" ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 30, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George P. Roberts and Leighton J. Stephenson and each of them as Proxyholders of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of P-Com, Inc. (the "Company"), held of record by the undersigned on October 16, 2000 at the Annual Meeting of Stockholders of P-Com, Inc. to be held on November 30, 2000, or at any adjournment or postponement thereof.

    The Board of Directors recommends a vote FOR Proposal No. 1. This Proxy, when properly executed, will be voted as specified below. This Proxy will be voted FOR Proposal No. 1 if no specification is made.

1. To elect two directors to serve for "three-year" terms ending upon the 2002 annual meeting of stockholders or until their successors are duly elected.
  FOR all nominees     WITHHOLD AUTHORITY    EXCEPTIONS
  listed below
       [_]                    [_]               [_]

INSTRUCTION: To withhold authority to vote for any individual nominee mark the "EXCEPTIONS" box, and strike a line through the nominee's name in the list below:

                               George P. Roberts
                               Brian T. Josling

________________________________________________________________________________
    In their discretion, the Proxyholders are authorized to vote upon such other matters as may properly come before the meeting, including the election of any director if either of the above nominees is unable to serve or for good cause will not serve.

    Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                            DATED:___________________________________, 2000

                            _________________________________________
                                             Signature
                            _________________________________________
                             (Additional signature if held jointly)

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.